Exhibit 99

Snap-on Announces Second Quarter 2009 Results

EPS of $0.65 for the second quarter 2009;
Strong operating cash flow of $155.6 million in the quarter;
Sales, operating earnings and EPS improve sequentially from first quarter 2009;
Investment in strategic growth opportunities continues

KENOSHA, Wis.--(BUSINESS WIRE)--July 31, 2009--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced operating results for the second quarter of 2009.

  Sales of $590.0 million were up 3.0% sequentially from first quarter levels, but down 23.0% compared to last year. Without the effects of currency, sales were up 0.8% sequentially, but down 16.4% year over year.
  Operating earnings of $70.3 million increased $6.0 million, or 9.3%, over first quarter 2009 on essentially flat sales levels as improved operating performance and higher financial services income were partially offset by $6.6 million of higher restructuring costs. As a percentage of revenues, operating earnings improved to 11.4% from 10.9% in the first quarter. Restructuring costs in the second quarter of $8.6 million reduced the operating margin by approximately 140 basis points. Operating earnings in the second quarter of 2008 were $111.7 million on significantly higher sales volumes.
  Cash flow from operations of $155.6 million increased significantly from $14.7 million in the first quarter of 2009 and $80.5 million in the second quarter of 2008 primarily due to working capital improvements principally as a result of increased emphasis on inventory reduction.
  Net earnings attributable to Snap-on of $37.4 million, or $0.65 per diluted share, increased $2.6 million, or $0.05 per diluted share, over first quarter 2009 levels. Net earnings attributable to Snap-on in the second quarter of 2008 were $66.9 million, or $1.15 per diluted share.

“There were a number of encouraging signs in the second quarter, particularly the sequential improvements for our Snap-on Tools and Diagnostics & Information businesses,” said Nick Pinchuk, Snap-on chairman, president and CEO. “The deepening of the recession across most European economies and the spreading of economic weakness to other industries had a more severe impact on us in the second quarter, particularly for the Commercial & Industrial Group. Nevertheless, sales and operating income for the overall corporation did improve sequentially from the first quarter. As we said previously, we continue to drive cost reduction initiatives, and in the second quarter took a number of actions resulting in $8.6 million of restructuring costs, with $6.7 million related to the Commercial & Industrial Group. In addition, we continue our investment in the selected strategic growth areas that we believe will be decisive in our future. As a result, we believe Snap-on is making significant quarter-by-quarter strategic progress and will emerge from this downturn in a stronger position. Going forward, we will continue to aggressively manage the balance between investing in growth opportunities and acting on rapid continuous improvement and our other value creation initiatives. Finally, again this quarter, I want to extend my thanks to our franchisees and associates worldwide for their ongoing dedication and contributions.”

Commercial & Industrial Group segment sales of $256.4 million in the quarter declined $131.3 million, or 33.9%, from 2008 levels. Excluding $33.2 million of unfavorable currency translation, organic sales declined 25.3% due to the continued economic downturn.

Operating earnings of $0.1 million in the quarter declined $49.2 million from 2008 levels and declined sequentially from $18.0 million in the first quarter. Operating earnings include $6.7 million of restructuring costs, as compared to $0.4 million last year and $1.3 million in the first quarter of 2009. In addition, foreign currency effects lowered second quarter 2009 operating earnings by $2.1 million from prior-year levels; foreign currency effects compared to first quarter levels were minimal.

Operating earnings in the second quarter of 2009 were significantly impacted by the company’s European-based tools business where lower sales levels, continued distributor inventory de-stocking, and further reduction of production levels to draw down inventories had an adverse effect on manufacturing performance. As a result of these factors, and combined with $4.4 million of restructuring spending in the quarter, the company’s European-based tools business accounted for the majority of the decline in operating earnings as compared to both last year and the first quarter of 2009. The remainder of the declines in segment operating earnings was principally due to lower sales and higher restructuring costs across the other businesses.

Snap-on Tools Group segment sales of $258.3 million in the quarter declined $34.5 million, or 11.8%, from 2008 levels. Excluding $12.4 million of unfavorable currency translation, organic sales declined 7.5%. Organic sales in the second quarter were up 4.5% over first quarter 2009 levels.

Operating earnings of $28.0 million in the quarter declined $7.3 million from 2008 levels primarily due to the lower sales volumes, the effects of excess manufacturing costs associated with lower demand and inventory reduction, and unfavorable currency movements. The stronger U.S. dollar decreased international margins on U.S. sourced product by $4.3 million and currency translation further reduced operating earnings by $2.2 million. These declines were partially offset by $9.6 million of savings from ongoing efficiency and productivity (collectively, “Rapid Continuous Improvement” or “RCI”) initiatives and other cost reduction activities. As compared to first quarter levels, operating earnings in the second quarter of 2009 increased $6.9 million.

Diagnostics & Information Group segment sales of $137.0 million in the quarter decreased $27.8 million, or 16.9%, from 2008 levels. Excluding $7.2 million of unfavorable currency translation, organic sales declined 12.5% primarily due to lower essential tool and facilitation program sales to Original Equipment Manufacturer (OEM) dealerships. Compared to first quarter 2009, organic sales increased sequentially 2.3% primarily due to higher sales of diagnostics products worldwide.

Operating earnings of $34.0 million in the quarter increased $3.0 million, or 9.7%, over 2008 levels despite the lower sales primarily as a result of a more favorable sales mix of higher-margin diagnostics and software products and contributions from RCI and other cost reduction initiatives. As compared to first quarter levels, operating earnings in the second quarter of 2009 increased $8.3 million.

Financial Services operating income of $16.6 million in the quarter increased $5.8 million from prior-year levels as a result of contributions from lower market discount rates and higher levels of originations.

Corporate expenses of $8.4 million in the quarter declined $6.3 million from prior-year levels primarily due to lower performance-based incentive compensation and other expenses, partially offset by $3.0 million of higher expected pension expense.

Outlook

The difficulties posed by the global economy continued in the second quarter of 2009, further challenging Snap-on’s sales. In the near term, Snap-on anticipates no significant change in the economic climate.

Snap-on is continuously responding to the global macroeconomic challenges by furthering its RCI and cost reduction initiatives. In the first six months of 2009, Snap-on incurred $10.6 million of restructuring costs, including $8.6 million in the second quarter, and presently anticipates that full-year 2009 restructuring costs will be in a range of $20 million to $24 million, up from the previously communicated range of $14 million to $18 million. Snap-on is also proceeding with several of its planned growth investments, including further expansion of its manufacturing capacity in China and in Eastern Europe, both of which are proceeding on schedule. Snap-on continues to expect that full-year capital expenditures will be in a range of $60 million to $70 million.

On July 16, 2009, Snap-on terminated the financial services operating agreement that it had with The CIT Group, Inc. (CIT) relating to the parties’ Snap-on Credit LLC (SOC) joint venture. SOC will continue to service the portfolio of contracts owned by CIT and Snap-on will provide financing for new contract originations to franchisees and their customers on a prospective basis. Snap-on will incur additional interest cost associated with the funding of the new finance receivables. The new finance receivables will be included on the company’s balance sheet, and Snap-on will record the interest yield on these receivables over the life of the contracts as financial services revenue. Previously, the company recorded gains on contracts sold to CIT as financial services revenue. As a result of this change in reporting financial services revenue, Snap-on anticipates that reported financial services revenue and operating income will decline during the transition period as the company builds its portfolio of receivables. The company presently expects that operating income from financial services, which is before interest expense and which totaled $16.6 million in the second quarter of 2009, will be a loss in a range of $8 million to $10 million in each of the third and fourth quarters of 2009. Snap-on estimates that its incremental financing needs for SOC will approximate $450 million over the next 12 months. Snap-on believes that it has sufficient available cash on hand, cash flow from operating activities and available credit facilities, including access to public debt markets, to fund the financing needs of SOC.

Snap-on continues to expect approximately $3.0 million per quarter of higher year-over-year pension expense in 2009 due to declines in pension asset values. For the first six months of 2009, foreign currency effects reduced year-over-year operating earnings by $21.3 million, of which $10.3 million occurred in the second quarter. At current exchange rates, Snap-on expects a continued, but somewhat lessened, impact on its third quarter earnings comparisons.

As a result of the above, Snap-on continues to expect that third quarter sales and earnings will be down year over year. The company anticipates that its second-half 2009 effective income tax rate on earnings attributable to Snap-on will approximate year-to-date 2009 levels.

Snap-on is aggressively managing the balance between investing and capturing strategic growth opportunities with the need for cost reduction actions beyond those already implemented; the current economic uncertainty makes it extremely difficult to presently predict this balance as the company continually adjusts to the challenging business environment.

Conference Call and Webcast July 31, 2009, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Friday, July 31, 2009, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.9 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 3, 2009, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Caution Regarding Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2009, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net sales	$590.0	$766.1	$1,162.6	$1,487.7
Cost of goods sold	(336.0)	(419.6)	(649.9)	(815.3)
Gross profit	254.0	346.5	512.7	672.4

Financial services revenue	25.6	18.3	45.6	43.7
Financial services expenses	(9.0)	(7.5)	(19.0)	(20.1)
Operating income from financial services	16.6	10.8	26.6	23.6

Operating expenses	(200.3)	(245.6)	(404.7)	(491.1)
Operating earnings	70.3	111.7	134.6	204.9

Interest expense	(11.6)	(8.8)	(20.2)	(18.3)
Other income (expense) – net	1.1	1.3	0.8	2.3
Earnings before income taxes and
equity earnings (loss)	59.8	104.2	115.2	188.9
Income tax expense	(17.6)	(34.5)	(35.9)	(62.8)
Earnings before equity earnings (loss)	42.2	69.7	79.3	126.1
Equity earnings (loss), net of tax	(0.2)	0.7	(0.1)	2.0
Net earnings	42.0	70.4	79.2	128.1
Net earnings attributable to noncontrolling interests	(4.6)	(3.5)	(7.0)	(4.6)
Net earnings attributable to Snap-on Inc.	$37.4	$66.9	$72.2	$123.5

Net earnings per share attributable to Snap-on Inc.:
Basic	$0.65	$1.16	$1.25	$2.15
Diluted	0.65	1.15	1.25	2.12

Weighted-average shares outstanding:
Basic	57.7	57.6	57.6	57.6
Effect of dilutive options	0.2	0.5	0.3	0.6
Diluted	57.9	58.1	57.9	58.2

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net sales:
Commercial & Industrial Group	$256.4	$387.7	$516.2	$744.4
Snap-on Tools Group	258.3	292.8	500.7	582.1
Diagnostics & Information Group	137.0	164.8	269.5	319.8
Segment net sales	651.7	845.3	1,286.4	1,646.3
Intersegment eliminations	(61.7)	(79.2)	(123.8)	(158.6)
Total net sales	$590.0	$766.1	$1,162.6	$1,487.7
Financial Services revenue	25.6	18.3	45.6	43.7
Total revenues	$615.6	$784.4	$1,208.2	$1,531.4

Operating earnings:
Commercial & Industrial Group	$0.1	$49.3	$18.1	$87.5
Snap-on Tools Group	28.0	35.3	49.1	69.7
Diagnostics & Information Group	34.0	31.0	59.7	51.4
Financial Services	16.6	10.8	26.6	23.6
Segment operating earnings	78.7	126.4	153.5	232.2
Corporate	(8.4)	(14.7)	(18.9)	(27.3)
Operating earnings	$70.3	$111.7	$134.6	$204.9
Interest expense	(11.6)	(8.8)	(20.2)	(18.3)
Other income (expense) – net	1.1	1.3	0.8	2.3
Earnings before income taxes
and equity earnings (loss)	$59.8	$104.2	$115.2	$188.9

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	July 4,	January 3,
	2009	2009

Assets
Cash and cash equivalents	$524.4	$115.8
Accounts receivable – net	472.6	522.1
Inventories – net	302.8	359.2
Deferred income tax assets	59.7	64.1
Prepaid expenses and other assets	84.8	79.5
Total current assets	1,444.3	1,140.7

Property and equipment – net	337.8	327.8
Deferred income tax assets	63.1	77.2
Goodwill	806.4	801.8
Other intangibles – net	213.4	218.3
Other assets	142.0	144.5
Total Assets	$3,007.0	$2,710.3

Liabilities and Shareholders' Equity
Accounts payable	$108.1	$126.0
Notes payable and current maturities of long-term debt	166.7	12.0
Accrued benefits	38.3	41.7
Accrued compensation	53.2	78.3
Franchisee deposits	42.9	46.9
Deferred subscription revenue	23.8	22.3
Income taxes	5.2	15.4
Other accrued liabilities	182.9	204.9
Total current liabilities	621.1	547.5

Long-term debt	652.6	503.4
Deferred income tax liabilities	94.8	95.0
Retiree health care benefits	56.2	57.5
Pension liabilities	214.6	209.1
Other long-term liabilities	81.5	93.3
Total Liabilities	1,720.8	1,505.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Inc.:
Common stock	67.2	67.2
Additional paid-in capital	155.0	155.5
Retained earnings	1,501.5	1,463.7
Accumulated other comprehensive income (loss)	(68.7)	(106.5)
Treasury stock at cost	(392.6)	(393.4)
Total Shareholders' Equity attributable to Snap-on Inc.	1,262.4	1,186.5
Noncontrolling interests	23.8	18.0
Total Shareholders' Equity	1,286.2	1,204.5
Total Liabilities and Shareholders' Equity	$3,007.0	$2,710.3

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	July 4,	June 28,
	2009	2008

Operating activities
Net earnings	$42.0	$70.4
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	12.8	12.4
Amortization of other intangibles	6.2	6.4
Stock-based compensation expense (income)	(4.2)	4.3
Excess tax benefits from stock-based compensation	-	(2.6)
Deferred income tax provision	3.6	1.1
Loss on sale of assets	0.3	0.1
Gain on mark to market for cash flow hedges	-	(0.1)
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in receivables	29.0	0.6
(Increase) decrease in inventories	55.1	(28.3)
(Increase) decrease in prepaid and other assets	11.1	5.3
Increase (decrease) in accounts payable	(14.8)	(13.2)
Increase (decrease) in accruals and other liabilities	14.5	24.1
Net cash provided by operating activities	155.6	80.5

Investing activities
Capital expenditures	(19.5)	(17.9)
Acquisitions of business – net of cash acquired	-	(0.4)
Proceeds from disposal of property and equipment	(0.1)	0.2
Other	0.3	(4.3)
Net cash used by investing activities	(19.3)	(22.4)

Financing activities
Net increase in short-term borrowings	1.9	1.3
Purchase of treasury stock	-	(45.5)
Proceeds from stock purchase and option plans	3.3	27.8
Cash dividends paid	(17.0)	(17.4)
Excess tax benefits from stock-based compensation	-	2.6
Other	(3.2)	(0.2)
Net cash used by financing activities	(15.0)	(31.4)

Effect of exchange rate changes on cash and cash equivalents	2.4	(0.4)
Increase in cash and cash equivalents	123.7	26.3

Cash and cash equivalents at beginning of period	400.7	114.3
Cash and cash equivalents at end of period	$524.4	$140.6

Supplemental cash flow disclosures
Cash paid for interest	$(1.5)	$(3.6)
Net cash paid for income taxes	(12.8)	(18.2)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Six Months Ended
	July 4,	June 28,
	2009	2008

Operating activities
Net earnings	$79.2	$128.1
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	24.8	24.4
Amortization of other intangibles	12.3	12.1
Stock-based compensation expense (income)	(4.2)	8.0
Excess tax benefits from stock-based compensation	-	(5.4)
Deferred income tax provision	18.2	16.4
Loss (gain) on sale of assets	0.4	(0.1)
Gain on mark to market for cash flow hedges	-	(0.1)
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in receivables	56.2	(13.5)
(Increase) decrease in inventories	62.5	(39.5)
(Increase) decrease in prepaid and other assets	3.1	14.0
Increase (decrease) in accounts payable	(19.0)	6.7
Increase (decrease) in accruals and other liabilities	(63.2)	(2.8)
Net cash provided by operating activities	170.3	148.3

Investing activities
Capital expenditures	(33.6)	(33.3)
Acquisitions of business – net of cash acquired	-	(13.8)
Proceeds from disposal of property and equipment	0.1	7.7
Other	3.2	(5.1)
Net cash used by investing activities	(30.3)	(44.5)

Financing activities
Proceeds from issuance of long-term debt	297.7	-
Net increase (decrease) in short-term borrowings	4.2	(0.7)
Purchase of treasury stock	-	(66.3)
Proceeds from stock purchase and option plans	3.4	39.0
Cash dividends paid	(34.4)	(34.9)
Excess tax benefits from stock-based compensation	-	5.4
Other	(3.4)	(0.4)
Net cash provided (used) by financing activities	267.5	(57.9)

Effect of exchange rate changes on cash and cash equivalents	1.1	1.7
Increase in cash and cash equivalents	408.6	47.6

Cash and cash equivalents at beginning of year	115.8	93.0
Cash and cash equivalents at end of period	$524.4	$140.6

Supplemental cash flow disclosures
Cash paid for interest	$(13.9)	$(18.4)
Net cash paid for income taxes	(23.4)	(28.0)

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen
262/656-6462
or
Media:
Richard Secor
262/656-5561